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                                  EXHIBIT 99.8

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[LOGO OF POPULAR ABS, INC. (SM)]                                   [LOGO OF FBR]

                               POPULAR ABS 2005-1

              Principal                   Cumulative
      Class    Window     Breakpoint(1)    Losses(2)
      -----   ---------   -------------   ----------
       B-3     41 - 50        158%           8.68%
       B-4     37 - 41        143%           7.98%

   (1) Percentage of Base Case Loss Assumption that creates first dollar of principal loss on the related bond.
   (2) As a percentage of the Cut-Off Date balance of the Initial Mortgage Loans and Original Pre-Funded Amount.

ASSUMPTIONS

Forward Libor
Loss severity: 45% for FRM, 40% for ARM
6 Month Lag
Triggers per model
Run to maturity
Defaults are in addition to prepays
Principal and interest advanced on all defaulted loans

BASE CASE ARM PREPAY ASSUMPTION

Start CRR   End CRR     Months
---------   -------     ------
    4          25         12
   25          30         12
   60          60          6
   50          50          6
   40          40          6
   35          35          6
   30          30        300

BASE CASE FRM PREPAY ASSUMPTION

Start CRR   End CRR     Months
---------   -------     ------
    2          15         18
   15          15        360

BASE CASE ARM LOSS ASSUMPTION

Start CDR   End CDR     Months
---------   -------     ------
    0          9          30
    9         4.5         84
   4.5        4.5        360

BASE CASE FRM LOSS ASSUMPTION

Start CDR   End CDR      Months
---------   -------      ------
    0          4           24
    4          2           84
    2          2          360


Disclaimer

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the "material"), was prepared solely by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee's legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by FBR and not by the Issuer of the securities or any of its affiliates. FBR is acting as Underwriter and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. This material is provided for information purposes only, and does not constitute an offer to sell, nor a solicitation of an offer to buy, the referenced securities. It does not purport to be all-inclusive or to contain all of the information that a prospective investor may require to make a full analysis of the transaction. All information contained herein is preliminary and it is anticipated that such information will change.